Exhibit 99.1

ZYNGA ANNOUNCES THIRD QUARTER 2016 FINANCIAL RESULTS

Announces $200 Million Share Repurchase Program

SAN FRANCISCO – November 2, 2016 – Zynga Inc. (NASDAQ: ZNGA), a leading social game developer, today announced financial results for the third quarter ended September 30, 2016. In addition to today’s press release, a copy of our Q3 2016 Quarterly Earnings Letter, which outlines our Q3 2016 financial results and business outlook, is available on our website at http://investor.zynga.com. Zynga management will host a live Q&A session at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today to discuss Zynga’s Q3 2016 performance.

“In Q3, we executed well on our core business and our new launches. Our outperformance in the quarter was due to our over-delivery on CSR2 and advertising. We successfully launched two new, high quality mobile games, and our focus on our key live mobile franchises is paying off as demonstrated by the strong year-over-year growth of Zynga Poker, Social Slots and Words With Friends. As a team, we have shown good momentum in our turnaround in a number of key areas including (1) delivering new, high quality mobile games, (2) growing our existing, live mobile franchises, and (3) unlocking more operating leverage. Looking forward, we are focused on delivering mass market, high quality social games that drive long term engagement and audience growth,” said Frank Gibeau, Chief Executive Officer of Zynga.

“Our Q3 GAAP revenues were above our expected range at $182.4 million, and our GAAP net loss was $41.7 million, below the low end of our guidance range,” said Ger Griffin, Chief Financial Officer of Zynga. “The change in deferred revenue was $14.3 million, above our expected level of $10 million, and our bookings were above the high end of our guidance range at $196.7 million, up 12% year over year and 13% sequentially. Q3 Adjusted EBITDA (previously reported methodology) was also above our guidance range at $17.9 million. Adjusted EBITDA (new methodology) was $3.6 million. We are making steady progress, and as we look for opportunities to create shareholder value we continue to assess our capital allocation strategy. As part of that effort, we are announcing a two-year, $200 million share repurchase program. This is an initial step in our capital allocation strategy as we look for opportunities to deliver long term shareholder value.”

Financial Highlights

•	GAAP Revenue of $182.4 million; above the high end of the guidance range, down 7% year-over-year and flat sequentially
•	GAAP Net loss of $41.7 million; below the low end of the guidance range
•	Deferred revenue balance increased by $14.3 million in Q3; above our guidance
•	Bookings of $196.7 million; above the high end of the guidance range, up 12% year-over-year and up 13% sequentially
•

Non-GAAP operating expenses of $126.5 million; up 7% year-over-year and up 7% sequentially, driven by an increase in marketing spend to support the launches of CSR Racing 2 and FarmVille: Tropic Escape

•	Adjusted EBITDA (previously reported methodology) of $17.9 million; above the high end of the guidance range, up 44% year-over-year and up 55% sequentially
•	Adjusted EBITDA (new methodology) of $3.6 million
•	$870.8 million in cash, cash equivalents and marketable securities, up $2.4 million from the prior quarter end

Mobile Highlights

•	Mobile revenue of $145.9 million or 80% of overall revenue; up 16% year-over-year and up 6% sequentially
•	Mobile bookings of $162.3 million or 83% of overall bookings; up 34% year-over-year and up 19% sequentially
•	Average Mobile Daily Active Users (mobile DAUs) of 16 million; up 1% year-over-year and up 7% sequentially
•	Apple and Google continue to be our two largest platform partners for online game bookings

	Three Months Ended			Nine Months Ended
(in thousands, except per share data)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
GAAP Results
Revenue	$182,424	$181,735	$195,737	$550,880	$578,948
Net income (loss)	$(41,737)	$(4,446)	$3,052	$(72,741)	$(70,312)
Diluted net income (loss) per share	$(0.05)	$(0.01)	$0.00	$(0.08)	$(0.08)

Non-GAAP Results
Bookings	$196,723	$174,653	$175,979	$553,001	$517,851
Adjusted EBITDA (new methodology) (1)	$3,580	$18,647	$32,173	$38,262	$76,568
Adjusted EBITDA (previously reported methodology) (2)	$17,879	$11,565	$12,415	$40,383	$15,471
(1)	In response to the SEC’s updated Compliance and Disclosure Interpretations released on May 17, 2016, Zynga’s new methodology for computing Adjusted EBITDA includes the change in deferred revenue.

(2)

On August 4, 2016, Zynga provided financial outlook for the third quarter of 2016, including an Adjusted EBITDA range of $12 to $16 million, which was calculated using its previously reported methodology (i.e. excluding the change in deferred revenue). Adjusted EBITDA under the previously reported methodology for the third quarter of 2016 was $18 million, which reflects an adjustment for the change in deferred revenue of $14 million. Note that we are providing Adjusted EBITDA under the previously reported methodology one last time this quarter for comparative purposes.

Player Metrics (users and payers in millions)

	Three Months Ended
	September 30,	June 30,	September 30,		Q3'16	Q3'16
	2016	2016	2015		Q/Q	Y/Y
Average daily active users (DAUs)	18	18	19		3%	(3)%
Average mobile DAUs	16	15	16		7%	1%
Average web DAUs	2	3	3		(14)%	(21)%

Average monthly active user (MAUs)	66	61	75		8%	(13)%
Average mobile MAUs	56	49	61		13%	(9)%
Average web MAUs	10	12	14		(13)%	(29)%

Average daily bookings per average DAU (ABPU)	$0.116	$0.107	$0.100		8%	16%
Average monthly unique users (MUUs) (1)	57	50	51	(2)	14%	12%
Average monthly unique payers (MUPs) (1)	1.3	0.9	0.9		42%	48%
Payer conversion (1)	2.3%	1.8%	1.7%		24%	32%

(1)

MUUs, MUPs and payer conversion exclude certain games as our systems are unable to distinguish whether a player of these games is also a player of other Zynga games. We exclude players of these games to avoid potential duplication.

•	For the third quarter of 2015, CSR Racing, CSR Classics and Clumsy Ninja are excluded from MUUs, MUPs and payer conversion.
•	For the second quarter of 2016, Black Diamond Casino, Vegas Diamond Slots, Yummy Gummy and Crazy Kitchen are excluded from MUUs, MUPs and payer conversion.
•	For the third quarter of 2016, Vegas Diamond Slots and Daily Celebrity Crossword are excluded from MUUs, MUPs, and payer conversion.

Third Quarter 2016 Financial Summary

•

Revenue: Revenue was $182 million for the third quarter of 2016, flat compared to the second quarter of 2016 and a decrease of 7% compared to the third quarter of 2015. Online game revenue was $134 million, a decrease of 1% compared to the second quarter of 2016 and a decrease of 11% compared to the third quarter of 2015. Advertising and other revenue was $48 million, an increase of 5% compared to the second quarter of 2016 and an increase of 8% compared to the third quarter of 2015. Zynga Poker, Wizard of Oz Slots, Hit It Rich! Slots and FarmVille 2 accounted for 19%, 12%, 12%, and 11% of online game revenue, respectively, for the third quarter of 2016 while FarmVille 2, Zynga Poker, Hit It Rich!

Slots, FarmVille 2: Country Escape and Wizard of Oz Slots, accounted for 21%, 17%, 16%, 14%, and 12%, respectively, for the third quarter of 2015.
•	Change in deferred revenue: The change in deferred revenue was $14 million from the second quarter of 2016 to the third quarter of 2016.
•

Bookings: Bookings were $197 million for the third quarter of 2016, an increase of 13% compared to the second quarter of 2016 and an increase of 12% compared to the third quarter of 2015. The quarter-over-quarter increase in bookings was primarily due to the launch of CSR Racing 2 at the end of June 2016.

•

Net income (loss): Net loss was ($42) million for the third quarter of 2016, compared to net loss of ($4) million for the second quarter of 2016 and net income of $3 million for the third quarter of 2015. The quarter-over-quarter change in net loss was primarily due to $21 million of impairment on intangible assets and higher costs and expenses (primarily, in order of significance, mobile payment processing fees due to the launch of CSR Racing 2, headcount-related expenses and marketing costs for CSR Racing 2 and FarmVille: Tropic Escape).

•	Adjusted EBITDA
o

New methodology: Adjusted EBITDA, including the change in deferred revenue, was $4 million for the third quarter of 2016, compared to $19 million in the second quarter of 2016 and $32 million for the third quarter of 2015. The quarter-over-quarter change in Adjusted EBITDA (new methodology) was due to higher costs and expenses (primarily, in order of significance, mobile payment processing fees due to the launch of CSR Racing 2, headcount-related expenses and marketing costs for CSR Racing 2 and FarmVille: Tropic Escape).

o

Previously reported methodology: Adjusted EBITDA, excluding the change in deferred revenue, was $18 million for the third quarter of 2016, compared to $12 million in the second quarter of 2016 and $12 million for the third quarter of 2015. The quarter-over-quarter change in Adjusted EBITDA (previously reported methodology) was due to higher costs and expenses (primarily, in order of significance, mobile payment processing fees due to the launch of CSR Racing 2, headcount-related expenses and marketing costs for CSR Racing 2 and FarmVille: Tropic Escape), offset by an increase in bookings.

•	Net income (loss) per share: Diluted net income (loss) per share was ($0.05) for the third quarter of 2016, compared to ($0.01) for the second quarter of 2016 and $0.00 for the third quarter of 2015.
•

Cash and cash flow: As of September 30, 2016, cash, cash equivalents and marketable securities were approximately $871 million, compared to $868 million as of June 30, 2016. Cash flow from operations was $21 million for the third quarter of 2016, compared to $15 million for the second quarter of 2016 and $(5) million for the third quarter of 2015. Free cash flow was $18 million for the third quarter of 2016 compared to $13 million for the second quarter of 2016 and $(7) million for the third quarter of 2015.

Fourth Quarter Outlook

Zynga’s outlook for the fourth quarter of 2016 is as follows:

GAAP:

•	Revenue is projected to be in the range of $180 million to $190 million
•	Net loss is projected to be in the range of ($27) million to ($25) million
•	Net loss per share is projected to be ($0.03) based on a share count projected to be approximately 889 million shares
•	The change in deferred revenue is projected to be $5 million

Non-GAAP:

•	Bookings are projected to be in the range of $185 million to $195 million
•	Adjusted EBITDA (new methodology) is projected to be in the range of $12 million to $14 million

Share Repurchase Program

In November 2016, a share repurchase program was authorized for up to $200 million of our outstanding Class A common stock that remains in effect through the end of October 2018. The timing and amount of any stock repurchases will be determined based on market conditions, share price and other factors. The program does not require us to repurchase any specific number of shares of our Class A common stock, and may be modified, suspended or terminated at any time without notice. The stock repurchase program will be funded from existing cash on hand or other sources of funding as the Company may determine to be appropriate. Share repurchases under these authorizations may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, purchases through 10b5-1 plans or by any combination of such methods. Repurchases of our Class A common stock in the open market could result in increased volatility in our stock price. There is no guarantee that we will do any share repurchases under the program or otherwise in the future.

Conference Call Details

In addition to today’s press release, a copy of our Q3 2016 Quarterly Earnings Letter, which outlines our Q3 2016 financial results and business outlook, is available on our website at http://investor.zynga.com.

Zynga will host a live Q&A session today, November 2, at 2:00 pm Pacific Time (5:00 pm Eastern Time) to discuss financial results. Questions may be asked on the call or submitted in advance via email to investors@zynga.com, and Zynga will respond to as many questions as possible.

The live Q&A session can be accessed at http://investor.zynga.com- a replay of which will be available through the website after the call - or via the below conference dial-in number:

Toll-Free Dial-In Number: (800) 537-0745
International Dial-In Number: (253) 237-1142
Conference ID: 89556311

About Zynga Inc.

Since its founding in 2007, Zynga's mission has been to connect the world through games. To-date, more than 1 billion people have played Zynga's games across Web and mobile, including FarmVille, Zynga Poker, Words With Friends, Hit it Rich! Slots and CSR Racing. Zynga's games are available on a number of global platforms including Apple iOS, Google Android, Facebook and Zynga.com. The company is headquartered in San Francisco, Calif., and has additional offices in the U.S., Canada, U.K., Ireland and India. Learn more about Zynga at http://blog.zynga.com or follow us on Twitter and Facebook.

Key Operating and Financial Metrics

Operating Metrics.  We manage our business by tracking several operating metrics: “DAUs,” which measure daily active users of our games, “MAUs,” which measure monthly active users of our games, “MUUs,” which measure monthly unique users of our games, “MUPs,” which measure monthly unique payers in our games, and “ABPU,” which measures our average daily bookings per average DAU, each of which is recorded by our internal analytics systems. The numbers for these operating metrics are calculated using internal company data based on tracking of user account activity. We also use third party network logins to help us track whether a player logged under two or more different user accounts is the same individual. We believe that the numbers are reasonable estimates of our user base for the applicable period of measurement; however, factors relating to user activity and systems may impact these numbers.

Please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and, when filed, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, for our definitions of “DAU,” “MAU,” “MUU,” “MUP” and “ABPU”.

Financial Metrics.  We regularly review a number of key financial metrics, including the following metrics, to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions.

Bookings. Bookings is a non-GAAP financial measure that is equal to revenue recognized during the period plus the change in deferred revenue during the period. We record the sale of virtual goods as deferred revenue and then recognize that revenue over the estimated average life of the purchased virtual goods or as the virtual goods are consumed. Advertising sales, which consist of certain branded virtual goods and sponsorships, are also deferred and recognized over the estimated average life of the branded virtual good, similar to online game revenue. Bookings, as opposed to revenue, is the fundamental top-line metric we use to manage our business, as we believe it is a useful indicator of the sales activity in a given period. Over the long term, the factors impacting our bookings and revenue are the same. However, in the short term, there are factors that may cause revenue to exceed or be less than bookings in any period.

Adjusted EBITDA (new methodology). Adjusted EBITDA (new methodology) is a non-GAAP financial measure that we calculate as net income (loss), adjusted for provision for (benefit from) income taxes; other income (expense), net; interest income; gain (loss) from significant legal settlements; restructuring expense, net; depreciation and amortization; impairment of intangible assets; stock-based expense; contingent consideration fair value adjustments; and acquisition-related transaction expenses. Zynga’s new methodology for computing Adjusted EBITDA includes the change in deferred revenue.

Forward Looking Statements

This press release contains forward-looking statements, including those statements relating to our outlook for the fourth quarter of 2016 under the heading “Fourth Quarter Outlook” and statements relating to, among other things: our momentum in our turnaround; our ability to delivery new, high quality mobile games, grow our existing franchises, unlock operating leverage and deliver mass market, high quality social games that drive long term engagement and audience growth; and the announced share repurchase program and any potential repurchases of our shares.

Forward-looking statements often include words such as “outlook,” “projected,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance.  Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof.  We assume no obligation to update such statements.

More information about factors that could affect our operating results are or will be described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’'s web site at www.sec.gov.

Non-GAAP Financial Measures

We have provided in this press release certain non-GAAP financial measures to supplement our consolidated financial statements prepared in accordance with GAAP (our “GAAP financial statements”). Management uses non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. Our non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The presentation of our non-GAAP financial measures is not intended to be considered in isolation or as a substitute for our GAAP financial statements. We believe that both management and investors benefit from referring to our non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe our non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business.

We have provided reconciliations of our non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures in the tables below.

Because of the following limitations of our non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this press release with our GAAP financial statements. Some limitations of our non-GAAP financial measures include:

•

Adjusted EBITDA (new methodology) and Adjusted EBITDA (previously reported methodology) do not include the impact of stock-based expense, acquisition-related transaction expenses, contingent consideration fair value adjustments and restructuring expense;

•

Bookings does not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average life of durable virtual goods or as virtual goods are consumed;

•

Adjusted EBITDA (new methodology) and Adjusted EBITDA (previously reported methodology) do not reflect income tax expense and does not include other income (expense) net, which includes foreign exchange gains and losses and interest income;

•

Adjusted EBITDA (new methodology) and Adjusted EBITDA (previously reported methodology) exclude depreciation and amortization of intangible assets. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future; and

•

Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures and acquisitions, and removing the excess income tax benefits or costs associated with stock-based awards.

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$866,319	$742,217
Marketable securities	4,501	245,033
Accounts receivable	72,351	79,610
Income tax receivable	1,010	5,233
Restricted cash	2,082	209
Other current assets	27,718	39,988
Total current assets	973,981	1,112,290

Goodwill	633,913	657,671
Other intangible assets, net	32,309	64,016
Property and equipment, net	269,285	273,221
Restricted cash	3,050	986
Other long-term assets	28,021	16,446
Total assets	$1,940,559	$2,124,630

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,045	$29,676
Other current liabilities	64,871	77,691
Deferred revenue	130,904	128,839
Total current liabilities	211,820	236,206
Deferred revenue	260	204
Deferred tax liabilities	5,243	6,026
Other non-current liabilities	76,391	95,293
Total liabilities	293,714	337,729

Stockholders’ equity:
Common stock and additional paid in capital	3,323,823	3,234,551
Treasury stock	—	(98,942)
Accumulated other comprehensive income (loss)	(106,555)	(52,388)
Accumulated deficit	(1,570,423)	(1,296,320)
Total stockholders’ equity	1,646,845	1,786,901
Total liabilities and stockholders’ equity	$1,940,559	$2,124,630

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Revenue:
Online game	$134,254	$135,823	$151,168	$407,134	$461,292
Advertising and other	48,170	45,912	44,569	143,746	117,656
Total revenue	182,424	181,735	195,737	550,880	578,948
Costs and expenses:
Cost of revenue	62,675	56,103	57,187	175,917	172,588
Research and development	73,913	66,233	78,416	227,883	276,832
Sales and marketing	49,802	40,631	43,549	136,777	116,507
General and administrative	21,656	25,374	25,765	69,414	103,951
Impairment of intangible assets	20,677	—	—	20,677	—
Total costs and expenses	228,723	188,341	204,917	630,668	669,878
Income (loss) from operations	(46,299)	(6,606)	(9,180)	(79,788)	(90,930)
Interest income	800	761	566	2,266	1,965
Other income (expense), net	980	1,905	2,285	4,985	11,843
Income (loss) before income taxes	(44,519)	(3,940)	(6,329)	(72,537)	(77,122)
Provision for (benefit from) income taxes	(2,782)	506	(9,381)	204	(6,810)
Net income (loss)	$(41,737)	$(4,446)	$3,052	$(72,741)	$(70,312)

Net income (loss) per share attributable to common stockholders:
Basic	$(0.05)	$(0.01)	$0.00	$(0.08)	$(0.08)
Diluted	$(0.05)	$(0.01)	$0.00	$(0.08)	$(0.08)

Weighted average common shares used to compute net income (loss) per share attributable to common stockholders:
Basic	882,408	873,393	921,116	875,656	910,469
Diluted	882,408	873,393	940,032	875,656	910,469

Stock-based expense included in the above line items
Cost of revenue	$1,049	$1,127	$991	$2,825	$2,835
Research and development	18,662	20,213	22,308	63,078	70,485
Sales and marketing	1,541	2,206	2,045	5,738	5,181
General and administrative	3,223	3,353	5,092	9,341	21,302
Total stock-based expense	$24,475	$26,899	$30,436	$80,982	$99,803

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Operating activities:
Net income (loss)	$(41,737)	$(4,446)	$3,052	$(72,741)	$(70,312)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	10,511	10,835	11,287	32,158	42,349
Stock-based expense	24,475	26,899	30,436	80,982	99,803
(Gain) loss from sales of investments, assets and other, net	(82)	231	(633)	160	(6,283)
Tax benefits (costs) from stock-based awards	—	—	90	—	90
Excess tax benefits (costs) from stock-based awards	—	—	(90)	—	(90)
Accretion and amortization on marketable securities	11	52	1,057	322	4,941
Deferred income taxes	(4,304)	148	(10,392)	(2,734)	(9,151)
Impairment of intangible assets	20,677	—	—	20,677	—
Changes in operating assets and liabilities:
Accounts receivable, net	(5,793)	7,319	(4,313)	8,743	2,544
Income tax receivable	939	177	(183)	1,711	(1,712)
Other assets	1,923	(2,630)	(3,068)	(2,519)	(11,860)
Accounts payable	4,145	(1,498)	(536)	(10,171)	12,226
Deferred revenue	14,299	(7,082)	(19,757)	2,121	(61,097)
Other liabilities	(4,032)	(15,459)	(12,062)	(26,436)	(49,360)
Net cash provided by (used in) operating activities	21,032	14,546	(5,112)	32,273	(47,912)

Investing activities:
Purchases of marketable securities	—	—	—	—	(101,091)
Sales and maturities of marketable securities	35,535	85,902	211,350	240,337	702,017
Acquisition of property and equipment	(2,674)	(1,293)	(1,608)	(6,621)	(6,847)
Business acquisitions, net of cash acquired	(19,410)	(1,720)	(20,023)	(33,630)	(20,023)
Proceeds from sale of property and equipment	1,458	1,179	750	3,035	750
Proceeds from sale of equity method investment	—	—	—	—	10,507
Net cash provided by (used in) investing activities	14,909	84,068	190,469	203,121	585,313

Financing activities:
Taxes paid related to net share settlement of equity awards	(498)	(746)	(453)	(2,163)	(1,866)
Repurchases of common stock	—	—	—	(112,392)	—
Proceeds from employee stock purchase plan and exercise of stock options	2,685	409	2,957	5,570	7,292
Excess tax benefits (costs) from stock-based awards	—	—	90	—	90
Acquisition-related contingent consideration payment	—	—	—	—	(10,790)
Net cash provided by (used in) financing activities	2,187	(337)	2,594	(108,985)	(5,274)

Effect of exchange rate changes on cash and cash equivalents	(197)	(1,340)	(359)	(2,307)	(410)

Net increase (decrease) in cash and cash equivalents	37,931	96,937	187,592	124,102	531,717
Cash and cash equivalents, beginning of period	828,388	731,451	475,428	742,217	131,303
Cash and cash equivalents, end of period	$866,319	$828,388	$663,020	$866,319	$663,020

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data, unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Reconciliation of Revenue to Bookings
Revenue	$182,424	$181,735	$195,737	$550,880	$578,948
Change in deferred revenue	14,299	(7,082)	(19,758)	2,121	(61,097)
Bookings	$196,723	$174,653	$175,979	$553,001	$517,851

Reconciliation of Net income (loss) to Adjusted EBITDA (new methodology) (1)
Net income (loss)	$(41,737)	$(4,446)	$3,052	$(72,741)	$(70,312)
Provision for (benefit from) income taxes	(2,782)	506	(9,381)	204	(6,810)
Other income (expense), net	(980)	(1,905)	(2,285)	(4,985)	(11,843)
Interest income	(800)	(761)	(566)	(2,266)	(1,965)
Restructuring expense, net	(49)	1,710	416	2,129	16,732
Depreciation and amortization	10,511	10,835	11,287	32,158	42,349
Acquisition-related transaction expenses	75	199	895	274	895
Contingent consideration fair value adjustment	(5,810)	(14,390)	—	(18,170)	9,400
Gain (loss) on legal settlements	—	—	(1,681)	—	(1,681)
Impairment of intangible assets	20,677	—	—	20,677	—
Stock-based expense	24,475	26,899	30,436	80,982	99,803
Adjusted EBITDA (new methodology) (1)	$3,580	$18,647	$32,173	$38,262	$76,568

Change in deferred revenue	14,299	(7,082)	(19,758)	2,121	(61,097)

Adjusted EBITDA (previously defined methodology) (2)	$17,879	$11,565	$12,415	$40,383	$15,471

Reconciliation of Cash provided by operating activities to free cash flow
Net cash provided by (used in) operating activities	21,032	14,546	(5,112)	32,273	(47,912)
Acquisition of property and equipment	(2,674)	(1,293)	(1,608)	(6,621)	(6,847)
Excess tax benefits (costs) from stock-based awards	—	—	90	—	90
Free cash flow	$18,358	$13,253	$(6,630)	$25,652	$(54,669)
(1)	Zynga’s new methodology for computing Adjusted EBITDA includes the change in deferred revenue.

(2)

Zynga’s previously reported methodology for computing Adjusted EBITDA excludes the change in deferred revenue. This is the last time Adjusted EBITDA under the previously reported methodology will be reported.

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP FOURTH QUARTER 2016 OUTLOOK

(In thousands, except per share data, unaudited)

Fourth Quarter 2016
Reconciliation of Revenue to Bookings
Revenue range	$180,000 - 190,000
Change in deferred revenue	5,000
Bookings range	$185,000 - 195,000

Reconciliation of Net income (loss) to Adjusted EBITDA (new methodology) (1)
Net income (loss) range	$(27,000) - (25,000)
Provision for (benefit from) income taxes	1,000 - 3,000
Other income (expense), net	(2,000)
Interest income	(1,000)
Depreciation and amortization	9,000
Stock-based expense	32,000 - 30,000
Adjusted EBITDA range (new methodology) (1)	$12,000 - 14,000

GAAP diluted shares	889,000
Net income (loss) per share	$(0.03)

(1)	Zynga’s new methodology for computing Adjusted EBITDA includes the change in deferred revenue.

CONTACTS

Rebecca Lau
investorrelations@zynga.com

Stephanie Hess

Vice President of Communications

shess@zynga.com